UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):    December 5, 2013

Commission File No. 000-16929

Soligenix, Inc.
(Exact name of small business issuer as specified in its charter)

DELAWARE	41-1505029
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

29 Emmons Drive, Suite C-10 Princeton, NJ	08540
(Address of principal executive offices)	(Zip Code)

(609) 538-8200
(Issuer’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2013, Soligenix, Inc. (the “Company”) appointed Marco M. Brughera, DVM, to the Company’s Board of Directors (the “Board”), pursuant to the terms of the Company’s February 11, 2009 stock purchase agreement with Sigma-Tau Pharmaceuticals, Inc. (“Sigma-Tau”).  Under the agreement, the Company is required to use its best efforts to secure the election of a Sigma-Tau designee to the Board, which at this time is Dr. Brughera.  Sigma-Tau has this right as long as it beneficially owns at least 10% of the issued and outstanding shares of the Company’s common stock, par value $0.001 per share (“Common Stock”).

Dr. Brughera has been the Global Head of the Rare Disease Franchise for Sigma-Tau S.p.A. since October 2012.  He also currently serves on the Board of Directors of Gentium S.p.A., a publicly traded biopharmaceutical company, a position he has held since December 2011.  From January 2011 through October 2012, Dr. Brughera held several other positions with the Sigma-Tau Group, including Corporate Research and Development Managing Director of Sigma-Tau S.p.A., President of Sigma-Tau Research Switzerland S.A. and a Board Member of Sigma-Tau Pharmaceuticals, Inc. and of Sigma Tau Rare Diseases S.A.  From 2004 to 2010, Dr. Brughera served as the Vice President of Preclinical Development at Nerviano Medical Science S.r.l., a pharmaceutical oncology-focused integrated discovery and development company.  He also served as the Managing Director at Accelera S.r.l., an independent contract research organization affiliated with Nerviano Medical Science S.r.l.  From 1999 to 2004, Dr. Brughera held several senior level positions in the areas of discovery and development toxicology with Pharmacia Corporation and Pfizer, Inc. Prior to 1999, he held various positions at Pharmacia & Upjohn Company, Inc. and Farmitalia Carlo Erba S.p.A., an Italian pharmaceutical company.  Dr. Brughera earned his degree in veterinary medicine from the University of Milan and is a European Registered Toxicologist.

As a new member of the Board, the Company granted Dr. Brughera an option to purchase 15,000 shares of Common Stock at an exercise price of $ 2.01 per share.  The option is fully vested and expires on December 4, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Soligenix, Inc.
December 10, 2013	By:	/s/ Christopher J. Schaber
Christopher J. Schaber, Ph.D. President and Chief Executive Officer (Principal Executive Officer)